Exhibit 99.1

The information contained herein is a textual representation of the May 15, 2003 Cygnus first quarter 2003 financial results conference call.  There may be material errors, omissions or inaccuracies in the reporting of the conference call described below.  This transcript has been derived from audio sources.  The audio conference call should be considered the ultimate source of this content.  A replay of the conference call is available at www.cygn.com.

CYGNUS, INC.

First Quarter 2003 Financial Results Conference Call

May 15, 2003

8:00 am PST

Redwood City CA

[Introduction by Phone Conference Operator (Mitch)]

John Hodgman, Chairman, Chief Executive Officer and President, Cygnus, Inc.:

Thank you, Mitch. Good morning. Welcome to the first quarter 2003 financial conference call for Cygnus, Inc. With me today is Craig Carlson, Chief Operating Officer and Chief Financial Officer of Cygnus.

Before we begin, I want to mention that there may be forward-looking statements as part of this call and you should review the documents we have filed with the SEC, such as the 10-K and 10-Q’s that list important risk factors regarding the Company.

Yesterday we filed our 10-Q for the first quarter results and we filed the 8K with the financial news release.

As we have done for the last few financial conference calls, our comments will closely parallel the language in our disclosure documents, the 10-Q, and news release just filed.

Our business opportunities and challenges have not changed since our last conference call six weeks ago at the end of March. The GlucoWatch Biographer is pioneering a new segment in the large and growing glucose monitoring category. Research has demonstrated that products that establish a new market segment typically maintain long-term market share leadership. We believe there is a significant need and a significant market opportunity for a continuous-type of glucose monitoring device. The Biographer is the only product approved by the FDA for patients’ use to provide frequent, automatic and non-invasive glucose measurements. We also believe we have a multiple-year lead over other potential continuous monitoring competition.

Along with the benefits of pioneering a new market segment comes challenges. Considerable effort and cost is required to inform and educate health care professionals, patients and managed care organizations of the unique benefits of this revolutionary technology.

Our relationship with Sankyo is strong and they are devoting considerable resources for the selling, marketing and distribution of the Biographer in the U.S. The market success of the GlucoWatch Biographer in the U.S. is fully dependent upon Sankyo’s efforts.

The key challenges for the Biographer business in the short-term include processing prescriptions to sales more rapidly and, two, having more managed care plans include policies in place for the GlucoWatch Biographer. Sankyo has focused significant resources in these areas.

Now I’ll ask Craig Carlson to review the financial results for the first quarter of 2003.

Craig Carlson, Chief Operating Officer and Chief Financial Officer, Cygnus, Inc.:

Hello.  Thank you for listening in. I do want to remind you first of how our revenue recognition policy works. I think the simplest explanation is that revenue that we receive from product shipments for resale that are shipped from Cygnus to Sankyo are treated as deferred revenue. Product shipments from Sankyo to TheraCom, TheraCom as you recall is the product dispensing group that Sankyo has hired, so product shipments from Sankyo to TheraCom are treated as recognized revenue. The reason for this is that commissions to be paid to Sankyo are calculated from Sankyo’s net sales to TheraCom, adjusted for various fees and discounts.

OK, as stated in our financial documents, the Company had total revenues of $348,000 for the quarter ended March 31, ‘03, compared to $266,000 for the quarter ended March 31, ‘02. The Company posted a net loss of $5.8 million, or

$0.15 per share, for the quarter ended March 31, ‘03, compared to a net loss of $8.6 million, or $0.24 per share, for the quarter ended March 31, ‘02. The Company’s net loss for the first quarter of ‘03 improved by 32%, as compared to the three months ended March 31, ‘02. It also represents a 49% improved net loss, as compared to the three months ended December 31, ‘02.

Net product revenues recognized in the quarter ended March 31, ‘03 were $297,000, compared to $156,000 for the quarter ended March 31, ‘02. Most of the net product revenues recognized for the quarter ended March 31, ‘03 resulted from sales of Cygnus’ second-generation GlucoWatch G2 Biographers and AutoSensors by Sankyo to its customers in the United States that were deferred in previous quarters. Product revenues for the quarter ended March 31, ‘02 resulted from initial sales of Cygnus’ first-generation GlucoWatch Biographers in the U.K.

Unit shipments by Cygnus to Sankyo of the GlucoWatch Biographer systems for the quarter ended March 31, ‘03 were approximately 2,650 Biographers and 238,000 AutoSensors, substantially all of which were shipped to Sankyo for resale to Sankyo’s customers. Therefore, the Company deferred these revenues. The total invoice amount of Biographer, AutoSensor and accessory shipments by Cygnus for the quarter ended March 31, ‘03 was $2.9 million, and deferred product revenues for the quarter were $2.8 million. As of March 31, ‘03, revenues totaling $15.2 million have been deferred. Deferred product revenues are subject to further modification to take into account calculated commissions owed to Sankyo and other adjustments, and this deferred revenue is a component of “Deferred revenues net of deferred costs of product shipments” in the current liability section of the Company’s balance sheets.

Total costs and expenses for the quarter ended March 31, ‘03 were $5.6 million, compared to $8.1 million for the quarter ended March 31, ‘02, representing a 30% reduction. Also, compared to total costs and expenses in the fourth quarter of 2002, Q1 2003 total costs and expenses were reduced by 56%. This decrease is primarily related to reduction in the Company’s sales and marketing and research and development expenses.  The Company has been focusing on keeping costs and expenses as low as possible, and the results are beginning to show.

Costs of product revenues recognized for the quarter ended March 31, ‘03 were $1.8 million, compared to $555,000 for the quarter ended March 31, ‘02. Costs of product revenues for the quarter ended March 31, ‘03 consisted of material, underabsorbed indirect overhead and other production costs associated with the manufacturing of our products.  The increase in the current quarter is primarily attributable to an increase in underabsorbed indirect overhead costs due to excess manufacturing capacity put in place to accommodate the Company’s anticipated future requirements. Costs of product revenues did not include certain material and other product costs previously written off as research and development expenses, and please refer to the 10-K for more details on that.

Costs of product revenues deferred for the quarter ended March 31, ‘03 were approximately $1.3 million related to deferred product revenues, and these costs appear as a component of “Deferred revenues net of deferred costs of product shipments” in the liability section of the Company’s balance sheets. As of March 31, ‘03, deferred costs of product revenues associated with deferred revenues totaled $5.9 million. The $9.3 million, which is the $15.2 million of deferred revenue less the $5.9 million of deferred costs of product revenues, so the $9.3 million of “Deferred revenues net of deferred costs of product shipments” reflected on the Company’s balance sheet on March 31, ‘03 will be reduced in future periods as the commissions payable to Sankyo become determinable and revenue is recognized.

Research and development expenses for the quarter ended March 31, ‘03 were $1.7 million, compared to $3.7 million for the quarter March 31, ‘02, and research and development expenses have decreased as the Company has spent less on material costs related to manufacturing scale-up and process development.

Sales, marketing, and general and administrative expenses for the quarter ended March 31, ‘03 were $2.2 million, compared to $3.8 million for the quarter ended March 31, ‘02, and this decrease was primarily due to the assumption by Sankyo of product promotion, education, and training programs for health care professionals and patients, as required under Cygnus’ agreement with Sankyo.

As of March 31, ‘03, Cygnus had cash, cash equivalents and short-term investments of $5.3 [sic] million. The Company had total liabilities of $78.8 million, of which $46.3 were current liabilities. These current liabilities include $9.3 million in deferred revenues net of deferred costs of product shipments and $25.0 million in deferred revenues from milestone payments. Now, if the above deferred revenue liabilities were removed, our current liabilities would be $12 million rather than $46.3 million.

I want to spend a few minutes reminding you about how the purchase process works at TheraCom. Prescriptions are faxed to TheraCom and the patients’ insurance information is included on the form. TheraCom then begins to assist customers in their insurance adjudication. Currently there are four health care organizations with policies in place to reimburse the Biographer, and we reference that in our letter to shareholders that was part of the Annual Report. Patients who belong to these plans typically receive an insurance reimbursement decision rapidly. Patients who do not belong to one of these four plans typically take considerably longer to receive their insurance reimbursement decision, and that often takes up to several weeks. Currently, prescriptions received by TheraCom each week exceed the number of G2 Biographers shipped each week. As a result, a backlog of potential customers exists. Sankyo has approved TheraCom to hire many additional people to expedite the processing of prescriptions to orders and significant progress has been made in this regard.

I’m sure it is clear to all of you that securing widespread insurance reimbursement policies for the Biographer is essential to accelerate end-user sales. This is one of the very highest priority efforts for Sankyo. Sankyo’s managed care group has conducted well over 100 meetings with managed care organizations and, as I mentioned earlier, in our letter to shareholders in the Annual Report, we referenced 4 MCO’s covering 41 million lives that had policies in place to cover the Biographer; and Sankyo is optimistic about the discussions they are having with other health care plans and expect more Biographer policies in place as we go through 2003 and 2004.

We, and Sankyo, believe there is good demand for the Biographer in the marketplace. Sankyo has had very positive receptions from physicians and managed care organizations regarding the benefit of continuous-type monitoring and the important role the Biographer can play in improved diabetes management. Since mid September when the G2 Biographer was introduced, about 10,700 prescriptions have been received and about 6,000 of these cases have completed the reimbursement determination process. So there about 4,700 cases still pending regarding reimbursement. To date, about 2,330 G2 Biographers have been shipped by TheraCom to end users. This represents about a 40% conversion rate of the closed reimbursement cases to sales, and this is about what we would expect given the limited reimbursement plans in place to date.  It also illustrates the importance of securing widespread insurance reimbursement. Anecdotally, some non-purchasing customers indicated they would delay purchasing the Biographer until they received some level of reimbursement from their health plan. The total installed base of Biographer customers is about 3,700, which combines the G2 Biographer shipments I just referenced a minute ago with the initial G1 Biographer purchasers.

The Company’s guidance regarding Cygnus shipments to Sankyo is based solely on estimates and purchase commitments the Company receives from Sankyo. For 2003, based on products already shipped or committed to be purchased, Cygnus expects to ship a minimum of 25,000 Biographers and 1.5 million AutoSensors to Sankyo, and the Company does not believe total shipments in 2003 will vary substantially from these minimum commitments. For the first quarter of 2004, the Company expects to ship to Sankyo a minimum of about 21,500 Biographers and 1.3 million AutoSensors based on a binding commitment the Company has received from Sankyo for this three-month period. Given the uncertainty in predicting the timing of securing managed care contracts and the resulting anticipated ramp-up in purchases of GlucoWatch Biographer systems, the Company is not providing guidance on shipments from Cygnus to Sankyo beyond the first quarter of 2004.

And, it also was just brought to my attention that I misstated what our cash situation was.  So let me just repeat, as of March 31, 2003, Cygnus had cash, cash equivalents and short-term investments of $15.3 million, not $5.3 million.

John Hodgman, Chairman, Chief Executive Officer and President, Cygnus, Inc.:

Thanks, Craig, I appreciate that update. Before I open the call for questions, I want to mention that there will be 10 abstracts and oral presentations about the GlucoWatch Biographer that have been accepted by the American Diabetes Association for the June national convention. We believe the data from these presentations will further inform health care professionals and managed care organizations about the benefits of continuous-type glucose monitoring using the GlucoWatch Biographer.  With that, Mitch, let’s ask if there’s any questions.

[Instructions from Phone Conference Operator]

Richard Love, RJL Capital Management:

John and Craig, I joined the conference late—I apologize.  Did you give an update as to the number of scope of the HMO’s that are offering reimbursement?  It was 41 million people covered, I think, in your March call.

Craig Carlson, Chief Operating Officer and Chief Financial Officer, Cygnus, Inc.:

Yes, Richard.  From six weeks ago, there has not been any additional plans that have specific policies in place.  But what I also said in response, in our prepared remarks, was that Sankyo is very optimistic about additional plans coming in throughout 2003 and 2004.

Richard Love, RJL Capital Management:

Ok. That was my only question.  Thank you very much.

Craig Carlson, Chief Operating Officer and Chief Financial Officer, Cygnus, Inc.:

Thank you.

[Conference Call Operator: At this time, there are  no additional questions.]

John Hodgman, Chairman, Chief Executive Officer and President, Cygnus, Inc.:

Ok.  Thank you, Mitch.  We appreciate everyone’s participation and attendance and interest in Cygnus, Inc.

[Conference Call Operator:  This concludes our conference call.]

END